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FORM 5
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
/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION           --------------------------------------
    longer subject to                       WASHINGTON, DC 20549                                 OMB APPROVAL
    Section 16. Form                                                                --------------------------------------
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP     OMB Number               3235-0362
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities      Expires: September 30, 1998
    Instruction 1(b)                         Exchange Act of 1934,                  Estimated average burden
/ / Form 3 Holdings                  Section 17(a) of the Public Utility            hours per response.... 1.0
    Reported                 Holding Company Act of 1935 or Section 30(f) of        --------------------------------------
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported
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
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1. Name and Address of Reporting Person*       2. Issuer Name and Ticker or Trading Symbol     7. Individual or Joint/Group Filing
                                                                                                  (Check applicable line)
                                                                                                    X  Form filed by One Reporting
                                                                                                  ---- Person
                                                                                                       Form Filed by More Than One
  Trucksess, III   Herbert            A.          Yellow Corporation (YELL)                       ---- Reporting Person
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  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for
                                                  Number of Reporting        Month/Year
                                                  Person, if an Entity
                                                  (Voluntary)                   12/00
  10990 Roe Avenue
-------------------------------------------                               -------------------
                 (Street)                                                 5. If Amendment,
 Overland Park     KS                66211                                   Date of Original
-------------------------------------------                                  (Month/Year)
  (City)         (State)              (Zip)
                                                                          6. Relationship of Reporting Person to
                                                                             Issuer (Check all applicable)
                                                                                 Director         10% Owner
                                                                             ----              ---
                                                                              X  Officer (give    Other (Specify
                                                                             ----        title ---       below)
                                                                                         below)

                                                                               President, Regional Carrier Group
                                                                               ---------------------------------


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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price                          (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Employee Stock Option        16.688      2/23/00     A         18,750         2/23/01  2/22/10 Common Stock  18,750     16.688
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Employee Stock Option        16.688      2/23/00     A         18,750         2/23/02  2/22/10 Common Stock  18,750     16.688
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Employee Stock Option        16.688      2/23/00     A         18,750         2/23/03  2/22/10 Common Stock  18,750     16.688
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Employee Stock Option        16.688      2/23/00     A         18,750         2/23/04  2/22/10 Common Stock  18,750     16.688
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Employee Stock Option        15.875     10/25/00     A         5,000         10/25/01 10/24/10 Common Stock  5,000      15.875
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Employee Stock Option        15.875     10/25/00     A         5,000         10/25/02 10/24/10 Common Stock  5,000      15.875
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Employee Stock Option        15.875     10/25/00     A         5,000         10/25/03 10/24/10 Common Stock  5,000      15.875
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Employee Stock Option        15.875     10/25/00     A         5,000         10/25/04 10/24/10 Common Stock  5,000      15.875
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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                             D
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                             D
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                             D
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                             D
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                             D
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                             D
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   298,000                   D
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Explanation of Responses:

                                                                                           /s/ Herbert A. Trucksess, III   02/01/01
                                                                                           ------------------------------- --------
                                                                                           **Signature of Reporting Person   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note. File three copies of this form, one of which must be manually signed.                                         Page 2
If space provided is insufficient, see Instruction 6 for procedure.
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